Exhibit 99.1
Repros Therapeutics Inc. Announces That Initial Findings for Proellex® Show No Adverse
Effects on the Endometrium After One Year on Drug
THE WOODLANDS, Texas—(BUSINESS WIRE) May 29, 2008—Repros Therapeutics Inc. (NasdaqGM:RPRX) today released encouraging results from its one-year extension safety study of Proellex in the chronic treatment of the symptoms associated with uterine fibroids. To date there have been no findings of abnormal endometrial biopsies post menses after cessation of administration of drug.
Repros has described in previous communications that it had developed a unique approach to dosing with Proellex which treats women for four months (16 weeks) and then stops treatment to create an “off drug interval” until the next menstrual period commences and then recommences treatment for four months. These cyclical treatments are designed to be used for chronic treatment of symptomatic uterine fibroids. The rationale for this treatment regimen is that most of the reported bleeding events in previous studies occurred after 16 weeks of continuous treatment and were accompanied by endometrial thickening. By allowing a menstrual flow to occur after treatment withdrawal, the endometrium would be refreshed and the tendency toward a progressive endometrial thickening would be eliminated.
Joseph S. Podolski commented, “These early findings further convince us of the utility and safety of Proellex in the treatment of significant female disorders. These are early findings. However, the consistency of endometrial effects both while on drug and following menses post prolonged exposure support our “off drug interval” approach going forward. We look to share our observations with our shareholders and the scientific community as more data becomes available.”
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski
President & CEO
(281) 719-3447